EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

CoroWare, Inc.

We consent to incorporation by reference in this Registration Statement of CoroWare, Inc., on Form S-8 to be filed with the Commission on or about July 29, 2008 of our Report of Independent Registered Public Accounting Firm dated April 11, 2008 covering the financial statements of CoroWare, Inc. (f/k/a Innova Robotics and Automation, Inc.) for the year ended December 31, 2007, and the related statements of operations, stockholders’ deficit, and cash flows for each of the years in the two year period then ended.

/s/ LBB & Associates Ltd., LLP

Houston, Texas

July 29, 2008